Exhibit 10.1

EXECUTION VERSION

fuboTV Inc.

Exchange Agreement

December 29, 2023

-i-

	(g) Jurisdiction of Residence	16
	(h) Acknowledgement of Risks; Investment Sophistication	16
	(i) No View to Distribution; No Registration	16
	(j) Information Provided	16
	(k) No Investment, Tax or Other Advice	17
	(l) Investment Decision Matters	17
	(m) Due Diligence	17
	(n) No Regulatory Agency Recommendation or Approval	17
	(o) Qualified Institutional Buyer Status	17
	(p) Mutual Negotiation	17
	(q) Financial Adviser Fee	18
	(s) New York Stock Exchange Matters	18
	(t) Settlement Instructions	18
	(u) Wall-Cross Matters	18
	(v) No Reliance on PJT Partners or Truist; Related Matters	18
	(w) Restrictions on Transfer; Trading Restrictions	18
Section 6.	Conditions to Obligations of the Parties	19
	(a) Conditions to the Company’s Obligations	19
	(b) Conditions to the Investor’s Obligations	19
	(c) General Closing Conditions	20
Section 7.	Preemptive Rights with regard to certain equity securities	20
Section 8.	Limited Indemnification	22
	(a) Limited Indemnification	22
	(b) Limitation on Indemnity	23
	(c) Indemnification Procedures	23
Section 9.	Tax Matters	24
Section 10.	Miscellaneous	24
	(a) Waiver; Amendment	24
	(b) Assignability	24
	(c) Further Instruments and Acts	24
	(d) Waiver of Jury Trial	24
	(e) Governing Law; Jurisdiction	25
	(f) Section and Other Headings	25
	(g) Counterparts	25
	(h) Notices	25
	(i) Binding Effect	25
	(j) Notification of Changes	25
	(k) Severability	26
	(l) Entire Agreement	26
	(m) Reliance by PJT Partners and Truist; Third Party Beneficiary	26
	(n) Additional Documentation	26

Exhibits

Exhibit A: Exchanging Investor Information	A-1
Exhibit B: Exchange Procedures	B-1
Exhibit C: Form of New Notes Indenture	C-1
Exhibit D: Registration Rights Agreement	D-1
Exhibit E: Form of Legal Opinion of Latham & Watkins LLP	E-1
Exhibit F: Form of Legal Opinion of Holland & Knight LLP	F-1

-ii-

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of December 29, 2023, among fuboTV Inc., a Florida corporation (the “Company”), Edisn Inc., a Delaware corporation, fuboTV Media Inc., a Delaware corporation, Fubo Studios Inc., a Delaware corporation and Sports Rights Management, LLC, a Delaware limited liability company, as guarantors (the “Guarantors”), and the undersigned investor (the “Investor”), on its own behalf and on behalf of each of the beneficial owners listed on Exhibit A hereto (each, an “Account”) for whom the Investor holds contractual and investment authority (each Account, including the Investor if it is exchanging Existing Notes in the Exchange (each, as defined below) on its own behalf, an “Exchanging Investor”). If there is only one Account or Exchanging Investor, then each reference thereto in this Agreement will be deemed to refer to such Account or Exchanging Investor, as applicable, in the singular, mutatis mutandis.

WHEREAS, the Company and each Exchanging Investor desire to engage in the Exchange on the terms and subject to the conditions set forth in this Agreement.

THEREFORE, the Company, the Investor and each Exchanging Investor agree as follows.

Section 1. Definitions.

“Account” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Closing” has the meaning set forth in Section 3(b)(i).

“Closing Date” has the meaning set forth in Section 3(b)(i).

“Collateral Agent” means U.S. Bank National Association, a national association, in its capacity as collateral agent under the New Notes Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning set forth in the first paragraph of this Agreement.

 “Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Conversion” has the meaning set forth in Section 4(i).

“Conversion Shares” has the meaning set forth in Section 4(i).

“Covered SEC Filings” has the meaning set forth in Section 4(p).

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposit and Withdrawal at Custodian program.

“DWAC Withdrawal” has the meaning set forth in Section 3(b)(iii)(1).

“Exchange” has the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means, with respect to the Existing Notes of any Exchanging Investor to be exchanged in the Exchange, New Notes (and the Guarantees thereof), which New Notes have an aggregate principal amount equal to the sum of (x) 85% of the principal amount of such Existing Notes to be exchanged and (y) accrued but unpaid interest on such Existing Notes up to, but excluding, the Closing Date, rounded to the nearest $1,000.

“Existing Indenture” means that certain Indenture, dated as of February 2, 2021, between the Company and the Existing Notes Trustee, relating to the Existing Notes.

“Existing Notes” means the Company’s 3.25% Convertible Senior Notes due 2026 issued pursuant to the Existing Indenture.

“Existing Notes Trustee” means U.S. Bank National Association, a national banking association, in its capacity as trustee under the Existing Indenture.

“Guarantee” means the guarantee of the New Notes by each Guarantor, as set forth in the New Notes Indenture.

“Guarantors” has the meaning set forth in the first paragraph of this Agreement.

“HSR Act” has the meaning set forth in Section 4(j).

“Indemnified Party” has the meaning set forth in Section 8(a).

“IRS” means the Internal Revenue Service.

“Indemnifying Party” has the meaning set forth in Section 8(c).

“Investor” has the meaning set forth in the first paragraph of this Agreement.

“Liens” means any mortgages, liens, pledges, charges, security interests, encumbrances, title retention agreements, options, preemptive rights, equity or other adverse claims.

“Losses” has the meaning set forth in Section 8(a).

“Material Adverse Change” has the meaning set forth in Section 4(v).

“New Notes” means the Company’s Convertible Senior Secured Notes due 2029.

“New Notes DWAC Deposit” has the meaning set forth in Section 3(b)(iii)(2).

“New Notes Indenture” means an Indenture, to be dated as of the Closing Date, among the Company, the Guarantors the New Notes Trustee and the Collateral Agent, which Indenture is substantially in the form set forth as Exhibit C hereto.

“New Notes Trustee” means U.S. Bank National Association, a national association, in its capacity as trustee under the New Notes Indenture.

“New Securities” has the meaning set forth in Section 7.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PJT Partners” means PJT Partners, LP.

“Proceeding” has the meaning set forth in Section 8(c).

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated and entered into as of the Closing Date, between the Company and the Exchanging Investor, which Registration Rights Agreement shall be in the form set forth as Exhibit D hereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Third Party Claim” has the meaning set forth in Section 8(a).

“Truist” means Truist Securities, Inc.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Section 2. Rules of Construction. For purposes of this Agreement:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) words in the singular include the plural and words in the plural include the singular, unless the context requires otherwise;

(e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement, unless the context requires otherwise;

(f) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(g) the exhibits, schedules and other attachments to this Agreement are deemed to form part of this Agreement.

Section 3. The Exchange

(a) Generally. Subject to the other terms of this Agreement, the parties hereto agree that, at the Closing, each of the Investor and each other Exchanging Investor, if any, will exchange, with the Company, the aggregate principal amount of Existing Notes, CUSIP No. 35953D AB0, set forth in Exhibit A hereto that it beneficially owns for Exchange Consideration in the amount corresponding to such principal amount of Existing Notes (the “Exchange”).

(b) The Closing.

(i) Closing Date and Location. The closing of the Exchange (the “Closing”) will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020, at 10:00 a.m., New York City time, on the later of (1) January 2, 2024; (2) such date on which the conditions to Closing set forth in Section 6 are satisfied or waived; and (3) such other time and place as the Company and the Investor may agree (such later date, the “Closing Date”).

(ii) Conveyance of Title; Release of Claims. Subject to the other terms and conditions of this Agreement, the Investor hereby, for itself and on behalf of each Exchanging Investor, agrees, in each case at and as of the Closing, (i) to sell, assign and transfer to the Company, all right, title and interest in such portion of the Existing Notes as indicated on Exhibit A hereto, in exchange for the sale, assignment and transfer by the Company to such Exchanging Investor of the Exchange Consideration, in the amount corresponding to such principal amount of the Existing Notes and (ii) to waive any and all other rights with respect to such Existing Notes and the Existing Indenture and releases and discharges the Company from any and all claims, whether now known or unknown, the Investor and any other Exchanging Investor may now have, or may have in the future, arising out of, or related to, such Existing Notes, including any claims arising from any existing or past defaults under the Existing Indenture, or any claims that the Investor or any Exchanging Investor is entitled to receive additional, special or default interest with respect to the Existing Notes, but excluding any claims arising out of, or related to, this Agreement, the New Notes, the New Notes Indenture, the Guarantees, the Security Documents, the Registration Rights Agreement and any transactions contemplated hereby or thereby. Subject to the other terms and conditions of this Agreement, the Company and each of the Guarantors hereby agree, in each case at and as of the Closing, (i) to sell, assign and transfer to each of the Exchanging Investors the Exchange Consideration, in exchange for the sale, assignment and transfer by such Exchanging Investor to the Company of such portion of the Existing Notes as indicated on Exhibit A hereto, in the amount corresponding to such principal amount of the Existing Notes and (ii) to waive any and all other rights against the Investor and each Exchanging Investor with respect to such Existing Notes and the Existing Indenture and to release and discharge the Investor and each Exchanging Investor from any and all claims, whether now known or unknown, the Company and any Guarantor may now have, or may have in the future, arising out of, or related to, such Existing Notes, including any claims arising from any existing or past defaults under the Existing Indenture, but excluding any claims arising out of, or related to, this Agreement, the New Notes, the New Notes Indenture, the Guarantees, the Security Documents, the Registration Rights Agreement and any transactions contemplated hereby or thereby.

(iii) Delivery of Existing Notes and Exchange Consideration.

(1) DWAC Withdrawal. Subject to satisfaction of the applicable conditions precedent specified in this Agreement, at or prior to 9:30 a.m., New York City time, on the Closing Date, the Investor agrees to direct the eligible DTC participant through which each Exchanging Investor holds a beneficial interest in the Existing Notes to submit a DWAC withdrawal instruction (the “DWAC Withdrawal”) to the Existing Notes Trustee for the aggregate principal amount of the Existing Notes to be exchanged by such Exchanging Investor pursuant to this Agreement.

(2) New Notes DWAC Deposit. DTC will act as securities depositary for the New Notes. Subject to satisfaction of the applicable conditions precedent specified in this Agreement, at or prior to 9:30 a.m. New York City time on the Closing Date, the Investor agrees to direct an eligible DTC participant to submit, separately for each Exchanging Investor, a DWAC deposit instruction (the “New Notes DWAC Deposit”) to the New Notes Trustee, for the aggregate principal amount of New Notes that such Exchanging Investor is entitled to receive pursuant to this Agreement, or comply with such other settlement procedures mutually agreed in writing by the Investor and the Company.

(3) Delivery of Exchange Consideration. The Exchange Consideration will not be delivered until a valid DWAC Withdrawal of the Existing Notes has been received and accepted by the Existing Notes Trustee. If the Closing does not occur, then any Existing Notes submitted for DWAC Withdrawal will be returned to the DTC participant that submitted the DWAC Withdrawal instruction in accordance with the procedures of DTC. On the Closing Date, subject to satisfaction of the conditions precedent specified in this Agreement, and the prior receipt of a valid DWAC Withdrawal conforming with the aggregate principal amount of the Existing Notes to be exchanged by each Exchanging Investor a valid New Notes DWAC Deposit conforming with the aggregate principal amount of the New Notes to be issued to such Exchanging Investor in the Exchange, the Company will execute such New Notes, and direct the New Notes Trustee to authenticate and, by acceptance of the New Notes DWAC Deposit, deliver, such New Notes (or comply with such other settlement procedures mutually agreed in writing by the Company and the New Notes Trustee), in each case to the DTC account specified on Exhibit A to this Agreement.

(4) Acknowledgment of DWAC Posting Expiration; Delivery Instructions. Each of the Investor and each other Exchanging Investor, if any, acknowledges that each of the DWAC Withdrawal and the New Notes DWAC Deposit must be posted on the Closing Date and that if it is posted before the Closing Date, then it will expire unaccepted and must be resubmitted on the Closing Date. For the convenience of each Exchanging Investor, attached hereto as Exhibit B is a summary of the delivery instructions that must be followed to settle the Exchange through DTC.

(5) Delay of Closing. If (A) the Existing Notes Trustee is unable to locate the DWAC Withdrawal or (B) the New Notes Trustee is unable to locate the New Notes DWAC Deposit or (C) such DWAC Withdrawal does not conform to the Existing Notes to be exchanged in the Exchange or such New Notes DWAC Deposit does not conform to the New Notes to be issued in the Exchange, then the Company will promptly notify the Investor. If, because of the occurrence of an event described in clause (A), (B), or (C) of the preceding sentence, the New Notes are not delivered on the Closing Date, then such New Notes will be delivered on the first business day following the Closing Date (or as soon as reasonably practicable thereafter) on which all applicable conditions set forth in clauses (A), (B) or (C) of the first sentence of this paragraph have been cured.

Section 4. Representations, Warranties and Covenants of the Company and the Guarantors

Each of the Company and the Guarantors represents and warrants to the Exchanging Investors, effective as of the date hereof and as of the Closing, and covenants that:

(a) Due Formation, Valid Existence and Good Standing; Power to Perform Obligations. The Company is duly formed, validly existing and in good standing under the laws of the State of Florida, with full power and authority to conduct its business as it is currently being conducted and to own its assets and with qualification to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification. Each Guarantor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to conduct its business as it is currently being conducted and to own its assets and with qualification to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification. Each of the Company and the Guarantors has full power and authority to consummate the Exchange and to executed and deliver, and perform its obligations under, this Agreement, the New Notes Indenture and the New Notes.

(b) Delivery Free of Liens. Upon the Company’s delivery of the New Notes to any Exchanging Investor pursuant to the Exchange, such Exchanging Investor will acquire good, marketable and unencumbered title to the New Notes, free and clear of all Liens created by the Company or otherwise relating to any obligation of the Company.

(c) Listing of Common Stock. At or before the Closing, the Company will have submitted to the New York Stock Exchange a Supplemental Listing Application with respect to the Conversion Shares. The Company will use its commercially reasonable efforts to maintain the listing of the Conversion Shares on the New York Stock Exchange for so long as the Common Stock is then so listed.

(d) Securities Act Matters. Assuming the accuracy of the representations and warranties of the Investor set forth in Sections 5(i) and 5(o), made on behalf of itself and the Exchanging Investors, the offer and sale of the New Notes in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

(e) Enforceability of New Notes. Each New Note to be issued pursuant to this Agreement has been duly and validly authorized by the Company and, as of the Closing, will have been duly and validly executed and delivered by the Company and, when issued and delivered in exchange for Existing Notes in the manner provided for in this Agreement and executed and authenticated in the manner provided for in the New Notes Indenture by the New Notes Trustee, will be duly and validly issued, executed and delivered, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity, and will be entitled to the benefits of, and be in the form contemplated by, the New Notes Indenture.

(f) Enforceability of New Note Guarantees The Guarantees of each Guarantor have been duly and validly authorized by such Guarantor and, assuming the due authorization, execution and delivery of the New Notes Indenture by the New Notes Trustee, when the New Notes are executed by the Company, authenticated by the New Notes Trustee and delivered in exchange for the Existing Notes in the manner provided for in this Agreement, such Guarantees will be duly and validly issued, will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity, and will be entitled to the benefits of the New Notes Indenture.

(g) Enforceability of New Notes Indenture. The New Notes Indenture has been duly and validly authorized by the Company and each of the Guarantors and, as of the Closing, will have been duly and validly executed and delivered by the Company and each of the Guarantors, and assuming the due authorization, execution and delivery of the New Notes Indenture by the New Notes Trustee, will constitute a valid and binding obligation of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(h) Security Documents. Each of the Security Documents has been duly and validly authorized, executed and delivered by each of the Company and the Guarantors party thereto and, assuming the due authorization, execution and delivery of each Security Documents by each other Person party thereto, will constitute a valid and binding obligation of each of the Company and the Guarantors party thereto, enforceable against each of the Company and the Guarantors party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity. The provisions of the Security Agreement (as such term is defined in the New Notes Indenture, the “Security Agreement”) create legal and valid Liens on all the Collateral (as defined in the Security Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), and so long as such filings and other actions required to be taken hereby, by the New Notes Indenture or by the applicable Security Documents, have been taken, such Liens constitute perfected and continuing Liens on the Collateral (to the extent that a Lien thereon can be perfected by the foregoing actions), securing the Secured Obligations (as defined in the Security Agreement), enforceable against the Company and the each of the Guarantors party thereto subject only to Liens permitted by the New Notes Indenture.

(i) Common Stock Issuable Upon Conversion of New Notes. Subject to the terms of the New Notes Indenture, the New Notes will be convertible into shares of Common Stock, cash or a combination of shares of Common Stock and cash, at the Company’s election (the “Conversion”). The Company has duly authorized and reserved a number of shares of Common Stock for issuance upon conversion of the New Notes equal to the initial maximum number of such shares issuable upon conversion (assuming (i) “Physical Settlement” of the New Notes upon conversion and the maximum increase to the “Conversion Rate” in connection with any “Make-Whole Fundamental Change” and (each, as defined in the New Notes Indenture) applies and (ii) assuming all interest payments required to be made pursuant to the New Notes Indenture are paid-in-kind as permitted thereunder) (the “Conversion Shares”), and, when such Conversion Shares are issued upon conversion of the New Notes in accordance with the terms of the New Notes and the New Notes Indenture, such Conversion Shares will be validly issued, fully paid and non-assessable, and the issuance of any such Conversion Shares will not be subject to any preemptive or similar rights.

(j) Commercially Reasonable Efforts In Connection With Conversion of New Notes. Upon the Investor’s written request, the Company shall use commercially reasonable efforts to take all steps as may be necessary to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals necessary, proper or advisable to be obtained from any third party and/or any governmental entity in connection with the Conversion as promptly as practicable after the date of such written request. In furtherance and not in limitation of the foregoing, upon written request of the Investor, the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the Conversion, as promptly as practicable following a written request from the Investor, and in any event within ten (10) Business Days after such a request (unless a later date is mutually agreed between the Company and the Investor), and to supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(k) Trust Indenture Act. Assuming the accuracy of the representations and warranties of the Investor set forth in Sections 5(i) and 5(o), made on behalf of itself and the Exchanging Investors, it is not necessary to qualify the New Notes Indenture under the Trust Indenture Act in connection with the Exchange.

(l) Non-Contravention. The execution and delivery by the Company and the Guarantors of, and the performance by the Company and the Guarantors of their respective obligations under, this Agreement, the New Notes Indenture, the New Notes, the Guarantees and the Security Documents, and the consummation of the transactions contemplated by this Agreement, the New Notes Indenture, the New Notes, the Guarantees and the Security Documents, will not (i) contravene any law, rule or regulation binding on the Company, any Guarantor or any of their respective subsidiaries or any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to the Company, any Guarantor or any such subsidiary; (ii) constitute a breach or violation or result in a default under or give rise to a right of termination, cancellation or acceleration of any obligation under any loan agreement, mortgage, lease, franchise, permit, license, or other agreement or instrument to which the Company, any Guarantor or any of their respective subsidiaries is a party or any judgment, order, statute, law, ordinance, rule or regulation by which the Company or any Guarantor is bound; or (iii) constitute a breach or violation or result in a default under the organizational documents of the Company, any Guarantor or any of their respective subsidiaries, except, in the case of clauses (i) and (ii) above, for such contraventions, conflicts, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(m) No Consents. No consent, approval, authorization, order, license, filing, registration or qualification of or with any court or governmental or regulatory authority is required for the execution and delivery by the Company and the Guarantors of, and the performance by the Company and the Guarantors of their respective obligations under, this Agreement, the New Notes Indenture, the New Notes, the Guarantees and the Security Documents, and the consummation of the transactions contemplated by this Agreement, the New Notes Indenture, the New Notes, the Guarantees and the Security Documents, except (i) such as have been obtained or made (or will, at the Closing, have been obtained or made), (ii) any filings as may be required under the Exchange Act and (iii) such as are expressly contemplated by the Security Documents in order to perfect the Liens granted thereunder.

(n) Authorization, Execution and Delivery of This Agreement. The execution and delivery of this Agreement, the New Notes Indenture, the New Notes, the Guarantees and the Security Documents and the consummation by the Company and the Guarantors of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the New Notes, have been duly authorized, executed and delivered by the governing bodies of the Company and the Guarantors, respectively, and no further filing, consent, or authorization is required by the Company or any Guarantor. This Agreement has been duly executed and delivered by the Company and each Guarantor, and constitutes the legal, valid, and binding obligation of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms.

(o) Investment Company Act. Neither the Company nor any of the Guarantors is an open-end investment company, unit investment trust or a face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”), and, after giving effect to the transactions contemplated by this Agreement, none of them will be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(p) Required Filings; Accuracy of Covered SEC Filings. Since December 31, 2022, the Company has timely filed or furnished all documents required to be filed with or furnished to the SEC under the Exchange Act or the Securities Act, including those required to be filed with or furnished to the SEC under Section 13(a) or Section 15(d) of the Exchange Act (all documents filed or furnished during such period, including any amendments thereto, the “Covered SEC Filings”). As of their respective dates, the Covered SEC Filings (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other applicable securities laws, and (ii) do not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made in this clause (ii) with respect to any Covered SEC Filings which are furnished to the SEC and not filed under the Exchange Act or the Securities Act. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries which are included in the Covered SEC filings present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations, changes in stockholders’ equity and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data in the Covered SEC filings.

(q) Registration Rights Agreement. On the Closing Date, the Company shall execute the Registration Rights Agreement.

(r) Right of First Refusal With Regards to Certain Secured Indebtedness. For so long as the Exchanging Investors hold at least $100,000,000 aggregate principal amount of New Notes, prior to the incurrence by the Company or any of its wholly-owned subsidiaries of third-party indebtedness for borrowed money secured by any assets of the Company or its subsidiaries from any Person that is not an Exchanging Investor or as otherwise permitted below, the Company shall first offer the opportunity to purchase or lend such secured indebtedness to the Exchanging Investors by delivery of a written notice setting forth such offer and the terms and conditions of such indebtedness in reasonable detail. The Company shall identify to the Exchanging Investors in the written notice described in the preceding sentence the proposed lenders of such secured indebtedness (including the proposed “lead” lender) as of the time of such notice (it being understood that no such notice may be delivered until one or more proposed lenders has offered in writing (which may consist of a non-binding letter of intent or term sheet) to purchase or lend such secured indebtedness); provided, if the identity of such lenders is subject to a confidentiality undertaking and may not be disclosed to the Exchanging Investors, the notice shall include a representation with regard thereto. The Exchanging Investors shall have, for a period of seven (7) Business Days following the day such offer is made by the Company, the right to elect to provide up to the full aggregate principal amount of such secured indebtedness to be incurred (allocated among the Exchanging Investors as determined by such Exchanging Investors) on the terms, and subject to the conditions, set forth in such offer by delivering written notice of such election to the Company. If, following the expiration of such seven (7) Business Day period, none of the Exchanging Investors has elected to provide any portion of such indebtedness, the Company or its applicable subsidiaries may, during the period of forty-five (45) Business Days immediately following the expiration of such election period, incur such indebtedness from the lenders thereof (which lenders shall include the “lead” lender identified (or referred to) in the written notice by the Company to the Exchanging Investors described in the first sentence of this paragraph) on terms no more favorable to such lenders in any material respect than the terms set forth in such notice. Any such indebtedness not incurred during such forty-five (45)-Business-Day period (or any such indebtedness including more favorable terms in any material respect) shall thereafter be again subject to the rights of first refusal provided for in this Section 4(r). Notwithstanding the foregoing and for the avoidance of doubt, the following incurrences of indebtedness shall be excluded for purposes of this Section 4(r):

(i) intercompany indebtedness among or between any of the Company or any of its direct or indirect subsidiaries;

(ii) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(iii) indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(iv) indebtedness incurred to finance the payment of insurance premiums in the ordinary course of business;

(v) indebtedness of a Person acquired or assumed in connection with an acquisition or investment (provided that such indebtedness exists at the time such acquisition or investment is consummated and is not created in anticipation of such acquisition or similar investment);

(vi) indebtedness in respect of purchase money obligations and capital lease obligations incurred in the ordinary course of business (including any refinancings, refundings, renewals, exchanges or extensions of any or all indebtedness described in this clause so long as the aggregate principal amount of any such refinancing, refunding, renewal, exchange or extension indebtedness is not greater than the aggregate principal amount of the indebtedness being renewed, refinanced, refunded, exchanged or extended thereby, plus accrued and unpaid interest thereon);

(vii) indebtedness the proceeds of which are to be used to discharge the New Notes pursuant to Section 3.02 of the New Notes Indenture substantially concurrently with the incurrence of such indebtedness;

(viii) indebtedness of the Company arising from agreements providing for earnouts, escrows, holdbacks and other, similar deferred payment obligations, indemnification, adjustment of purchase price or other similar obligations;

(ix) indebtedness in respect of swap contracts, hedging agreements, and similar obligations, other than for speculative purposes;

(x) indebtedness to be incurred by any direct or indirect subsidiary of the Company that is not a Guarantor; and

(xi) all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (x) above.

(s) Offer to Participate With Regard to Certain Unsecured Indebtedness. For so long as the Exchanging Investors hold at least $100,000,000 aggregate principal amount of New Notes, prior to the incurrence by the Company or any of its wholly-owned subsidiaries of third-party unsecured indebtedness for borrowed money from any Person that is not an Exchanging Investor or as otherwise permitted below, the Company shall offer the opportunity to purchase or lend such unsecured indebtedness to the Exchanging Investors by delivery of a written notice setting forth such offer and the terms and conditions of such indebtedness in reasonable detail. The Exchanging Investors shall have, for a period of seven (7) Business Days following the day such offer is made by the Company, the right to elect to provide up to one-third of the aggregate principal amount of such unsecured indebtedness to be incurred (allocated among the Exchanging Investors as determined by such Exchanging Investors) on the terms, and subject to the conditions, set forth in such offer by delivering written notice of such election to the Company. If, following the expiration of such seven (7) Business Day period, none of the Exchanging Investors has elected to provide any portion of such indebtedness, the Company or its applicable subsidiaries may, during the period of forty-five (45) Business Days immediately following the expiration of such election period, incur such indebtedness on terms no more favorable to such lenders in any material respect than the terms set forth in such notice. Any such indebtedness not incurred during such forty-five (45)-Business-Day period (or any such indebtedness including more favorable terms in any material respect) shall thereafter be again subject to the participation rights provided for in this Section 4(s). Notwithstanding the foregoing and for the avoidance of doubt, the following incurrences of indebtedness shall be excluded for purposes of this Section 4(s):

(i) intercompany indebtedness among or between any of the Company or any of its direct or indirect subsidiaries;

(ii) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(iii) indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(iv) indebtedness incurred to finance the payment of insurance premiums in the ordinary course of business;

(v) indebtedness of a Person acquired or assumed in connection with an acquisition or investment (provided that such indebtedness exists at the time such acquisition or investment is consummated and is not created in anticipation of such acquisition or similar investment);

(vi) indebtedness in respect of purchase money obligations and capital lease obligations incurred in the ordinary course of business (including any refinancings, refundings, renewals, exchanges or extensions of any or all indebtedness described in this clause so long as the aggregate principal amount of any such refinancing, refunding, renewal, exchange or extension indebtedness is not greater than the aggregate principal amount of the indebtedness being renewed, refinanced, refunded, exchanged or extended thereby plus accrued and unpaid interest thereon);

(vii) indebtedness the proceeds of which are to be used to discharge the New Notes pursuant to Section 3.02 of the New Notes Indenture substantially concurrently with the incurrence of such indebtedness;

(viii) Indebtedness of the Company arising from agreements providing for earnouts, escrows, holdbacks and other, similar unsecured deferred payment obligations, indemnification, adjustment of purchase price or other similar obligations;

(ix) indebtedness in respect of swap contracts, hedging agreements, and similar obligations, other than for speculative purposes;

(x) indebtedness to be incurred by any direct or indirect subsidiary of the Company that is not a Guarantor; and

(xi) all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (x) above.

(t) Expenses. On the Closing Date, the Company shall pay the reasonable and documented out-of-pocket costs and expenses incurred by the Investor and the Exchanging Investors in connection with the entrance into and performance of the obligations contemplated by this Agreement and by the Registration Rights Agreement, including the costs and disbursements of one (1) legal counsel to the Investor and the Exchanging Investors, in an amount not to exceed $350,000.

(u) Capitalization and Other Capital Stock Matters. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable and has been issued in compliance with all federal and state securities laws. None of the outstanding capital stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the Covered SEC Filings.

(v) No Material Adverse Change. Since December 31, 2022, (i) there has been no material adverse change, or any development that could be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations, operating results, assets, liabilities or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity, or in the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder (any such change being referred to herein as a “Material Adverse Change”); (ii) other than as contemplated by this Agreement, the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its subsidiaries, considered as one entity, and have not entered into any material transactions not in the ordinary course of business; and (iii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or its subsidiaries and there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, by any of the Company’s subsidiaries on any class of capital stock, or any repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(w) Alternative Transactions. Neither the Company nor any of the Guarantors is a party to any material contract, agreement, commitment, understanding or other obligation (written or oral) with any other person with respect to the Exchange or the purchase, sale, acquisition, repurchase, exchange or other disposition of any Existing Notes, in each case other than this Agreement and the transactions contemplated hereby; provided, that the foregoing shall not restrict the Company or any of the Guarantors from entering into any such material contract, commitment, understanding or other obligation (written or oral) following the date hereof that is not in violation of this Agreement and/or the New Notes Indenture.

(x) No Disclosure of Material Non-Public Information. The Company has not disclosed to the Investor or any Exchanging Investor any material non-public information with respect to the Company other than any such information that the Company shall publicly disclose via press release or Current Report on Form 8-K no later than 9:30 a.m. prevailing Eastern Time on the Business Day following the date of this Agreement.

Section 5. Representations, Warranties and Covenants of the Investor and the Exchanging Investors. The Investor, for itself and on behalf of each Exchanging Investor, represents and warrants to the Company and the Guarantors, effective as of the date hereof and as of the Closing, and covenants that:

(a) Due Formation, Valid Existence and Good Standing; Authorization, Execution and Delivery of This Agreement. The Investor, for itself and on behalf of each Exchanging Investor, (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to exchange, sell, assign and transfer the Existing Notes to be exchanged pursuant to, and to enter into, this Agreement and perform all obligations required to be performed by the Investor or such Exchanging Investor under this Agreement; and (ii) has duly authorized, executed and delivered this Agreement.

(b) Power to Perform Obligations and Bind Accounts; Survival of Authority. If the Investor is exchanging any Existing Notes or acquiring any of the Exchange Consideration as a fiduciary or agent for one or more accounts (including any Accounts that are Exchanging Investors), then the Investor represents that it has (i) the requisite investment discretion with respect to each such account necessary to effect the Exchange; (ii) full power to make the representations, warranties and covenants set forth in this Section 5 on behalf of such account; and (iii) contractual authority with respect to each such account. All authority conferred in this Agreement will survive the dissolution of the Investor, and any representation, warranty, undertaking and obligation of the Investor under this Agreement will be binding upon the trustees in bankruptcy, legal representatives, successors and assigns of the Investor.

(c) Ownership of Existing Notes. Each of the Exchanging Investors is and, immediately before the Closing, will be the beneficial owner of the Existing Notes set forth on Exhibit A.

(d) [Reserved.]

(e) Passage of Good Title; No Liens. When the Existing Notes are exchanged pursuant to this Agreement, the Company will acquire good, marketable and unencumbered title to the Existing Notes, free and clear of all Liens.

(f) Non-Contravention. The Exchange and the other transactions contemplated hereby to be performed by the Investor or any Exchanging Investor will not (i) contravene any law, rule or regulation binding on the Investor or such Exchanging Investor or any investment guideline or restriction applicable to the Investor or such Exchanging Investor; or (ii) constitute a breach or violation or result in a default under the organizational documents of the Investor or such Exchanging Investor or any material loan agreement, mortgage, lease or other agreement or instrument to which the Investor or such Exchanging Investor is a party or by which it is bound except for such conflicts, defaults, rights, or violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(g) Jurisdiction of Residence. The Investor and each Exchanging Investor is a resident of the jurisdiction set forth on Exhibit A attached to this Agreement.

(h) Acknowledgement of Risks; Investment Sophistication. The Investor and each Exchanging Investor understands and accepts that the New Notes to be acquired in the Exchange involve risks. Each of the Investor and the Exchanging Investors has such knowledge, skill and experience in business, financial and investment matters that such person is capable of evaluating the merits and risks of the Exchange and an investment in the New Notes. For the avoidance of doubt without limiting the representations and warranties of the Company set forth in this Agreement, to the extent that the Exchanging Investor has deemed appropriate, each Exchanging Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the New Notes and the consequences of the Exchange and this Agreement with the assistance of each Exchanging Investor’s own professional advisors. Each Exchanging Investor has considered the suitability of the New Notes as an investment in light of its own circumstances and financial condition, and each of the Investor and the Exchanging Investor is able to bear the risks associated with an investment in the New Notes.

(i) No View to Distribution; No Registration. Each Exchanging Investor is acquiring the New Notes solely for such Exchanging Investor’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the New Notes in violation of the Securities Act. Each of the Investor and the Exchanging Investors understands that the offer and sale of the New Notes have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Investor and the Exchanging Investors and the accuracy of certain of the representations made by the Investor, for itself and on behalf of each Exchanging Investor, in Sections 5(i) and 5(o) this Agreement. Each of the Investor and the Exchanging Investors understands that the Company and its agents are relying upon such representations for the purpose of determining whether the Exchange meets the requirements for such exemptions.

(j) Information Provided. The Investor and each Exchanging Investor acknowledges that no person has been authorized to give any information or to make any representation concerning the Company or the Exchange other than as contained in this Agreement and the Covered SEC Filings. The Company takes no responsibility for, and provides no assurance as to the reliability of, any other information that others may provide to the Investor or any Exchanging Investor.

(k) No Investment, Tax or Other Advice. For the avoidance of doubt without limiting the representations and warranties of the Company set forth in this Agreement, the Investor confirms that it and each Exchanging Investor is not relying on any statement (written or oral), representation or warranty made by, or on behalf of, the Company, PJT Partners, Truist or any of their respective Affiliates or agents as investment, tax or other advice or as a recommendation to participate in the Exchange and receive the Exchange Consideration in exchange for Existing Notes. The Investor confirms that it and each Exchanging Investor has not relied on any statement (written or oral) of the Company, PJT Partners, Truist or any of their respective Affiliates or agents as to the terms of the New Notes, other than as set forth in this Agreement. Neither the Company, PJT Partners, Truist nor any of their respective Affiliates or agents is acting or has acted as an advisor to the Investor or any Exchanging Investor in deciding whether to participate in the Exchange and to exchange Existing Notes for the Exchange Consideration.

(l) Investment Decision Matters. For the avoidance of doubt without limiting the representations and warranties of the Company set forth in this Agreement, in deciding to participate in the Exchange, each of the Investor and the Exchanging Investors is not relying on the advice or recommendations of the Company, PJT Partners, Truist, or their respective Affiliates or agents, and has made its own independent decision that the terms of the Exchange and the investment in the New Notes are suitable and appropriate for it.

(m) Due Diligence. Each of the Investor and the Exchanging Investors has had the opportunity to conduct its own investigation of the Company and the New Notes. Each of the Investor and the Exchanging Investors has had access to the Covered SEC Filings and such other information concerning the Company and the New Notes it deems necessary to enable it to make an informed investment decision concerning the Exchange. Each of the Investor and the Exchanging Investors has been offered the opportunity to ask questions of the Company as it deems necessary to enable it to make an informed investment decision concerning the Exchange. For the avoidance of doubt, nothing in this Agreement limits the representations and warranties of the Company set forth in this Agreement.

(n) No Regulatory Agency Recommendation or Approval. Each of the Investor and the Exchanging Investors understands that no federal or state agency has passed upon the merits or risks of an investment in the New Notes or made any recommendation or endorsement, or made any finding or determination concerning the fairness or advisability, of such investment or the consequences of the Exchange and this Agreement.

(o) Qualified Institutional Buyer Status. Each Exchanging Investor and each account for which it is acting is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Each of the Investor and the Exchanging Investors agrees to use commercially reasonable efforts to furnish any additional information reasonably requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(p) Mutual Negotiation. The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company. The Investor was given a meaningful opportunity to negotiate the terms of the Exchange. The Investor had a sufficient amount of time to consider whether to participate in the Exchange, and neither the Company, PJT Partners nor Truist, nor any of their respective Affiliates or agents, has placed any pressure on the Investor to respond to the opportunity to participate in the Exchange. The Investor’s and each Exchanging Investor’s participation in the Exchange was not conditioned by the Company on the Investor or any Exchanging Investor’s exchange of a minimum principal amount of Existing Notes for the Exchange Consideration.

(q) Financial Adviser Fee. The Investor acknowledges that it and each Exchanging Investor understands that the Company intends to pay to each of PJT Partners and Truist a reasonable fee in respect of the Exchange.

(r) [Reserved].

(s) New York Stock Exchange Matters. Neither the Investor nor any Exchanging Investor has an ownership interest equal to or greater than either 5% of the number of shares of Common Stock of the Company or 5% of the voting power outstanding of the Company, in each case, before the initial issuance of the securities issued in the Exchange.

(t) Settlement Instructions. No later than one (1) business day after the date hereof, the Investor agrees to deliver to the Company settlement instructions substantially in the form of Exhibit A attached to this Agreement for each of the Exchanging Investors.

(u) Wall-Cross Matters. The Investor acknowledges and agrees that it and each Exchanging Investor has not transacted in any securities of the Company since November 6, 2023 through the date hereof. Solely for purposes of this Section 5(u), subject to the Investor’s compliance with its obligations under U.S. federal securities laws and the Investor’s internal policies, (i) “Investor” will not include any employees or Affiliates of the Investor that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Investor’s legal or compliance department; and (ii) the foregoing representations and covenants of this Section 5(u) will not apply to any transaction by or on behalf of an account that was effected without the advice or participation of, or such account’s receipt of information regarding the transactions contemplated hereby provided by, the Investor.

(v) No Reliance on PJT Partners or Truist; Related Matters. The Investor acknowledges and agrees that neither PJT Partners nor Truist has acted as a financial advisor or fiduciary to the Investor or any Exchanging Investor and that PJT Partners and Truist and their respective directors, officers, employees, representatives and controlling persons have no responsibility for making, and have not made, any independent investigation of the information contained herein or in the Company’s SEC filings and make no representation or warranty to the Investor or any Exchanging Investor, express or implied, with respect to the Company, the Existing Notes or the Exchange Consideration or the accuracy, completeness or adequacy of the information provided to the Investor or any Exchanging Investor or any other publicly available information.

(w) Restrictions on Transfer; Trading Restrictions. The Investor acknowledges and agrees that, solely to the extent it holds any New Notes, for a period of one year following the date of this Agreement, it and each Exchanging Investor and their respective Affiliates shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that are designed to hedge or offset any decrease in the market value of the Common Stock held, directly or indirectly, by the Investor or the Exchanging Investor, or otherwise transfer or dispose of, directly or indirectly, any New Notes or shares of Common Stock; provided, that beginning on the date that is 180 days following the date of this Agreement, the Investor and the Exchanging Investor and their respective Affiliates may (i) make sales of out-of-the-money call options and (ii) sell or otherwise transfer or dispose of, directly or indirectly, any New Notes or shares of Common Stock. For the avoidance of doubt, the restrictions set forth in this Section 5(w) shall not apply to the Existing Notes or any securities convertible into or exercisable or exchangeable for Common Stock (other than the New Notes).

Section 6. Conditions to Obligations of the Parties.

(a) Conditions to the Company’s Obligations. The obligation of the Company to deliver the Exchange Consideration is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Investor, for itself and on behalf of the Exchanging Investors, in Section 5 hereof are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing; (ii) all covenants and agreements of the Investor or any Exchanging Investor in Section 5 to be performed at or before the Closing have been performed; (iii) the conditions precedent set forth in Section 3(b)(iii)(3) and the receipt by the Company of a valid DWAC Withdrawal and New Notes DWAC Deposit, in each case conforming to the requirements set forth in this Agreement; and (iv) delivery by each Exchanging Investor of the documentation required by Section 9 hereof.

(b) Conditions to the Investor’s Obligations. The obligation of the Investor, on behalf of the Exchanging Investors, to deliver (or cause to be delivered) the Existing Notes is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Company in Section 4 are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing; (ii) all covenants and agreements of the Company in Section 4 to be performed at or before the Closing have been performed, (iii) the Company shall have paid in full the fees and expenses payable pursuant to Section 4(t); (iv) the Company and the Guarantors shall have delivered to the Investor, Collateral Agent and/or New Notes Trustee, as applicable: (A) the New Indenture, duly executed and delivered by the Company, the Guarantors, the New Notes Trustee and the Collateral Agent; (B) one or more global certificates representing the New Notes duly issued, executed and delivered by the Company to the New Notes Trustee as custodian of DTC, in the name of Cede & Co., and duly authenticated by the New Notes Trustee; (C) customary security documentation (including, without limitation, the Security Agreement, intellectual property security agreements in form suitable for filing with the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable) in form and substance reasonably acceptable to the Investor and duly executed and delivered by each of the Company and the Guarantors party thereto and the Collateral Agent (collectively, the “Security Documents”), as well as (1) certificates representing the capital stock or promissory notes pledged pursuant to the Security Documents, accompanied by undated stock or note powers executed in blank, or satisfactory evidence that such certificates, promissory notes and related powers were delivered to the Collateral Agent, (2) proper financing statements, duly prepared for filing under the Uniform Commercial Code of all relevant jurisdictions of incorporation or formation of the Company and each Guarantor and (3) completed lien searches, dated on or as of a recent date before the Closing, listing all effective financing statements filed in the relevant jurisdictions of the Company and each Guarantor’s jurisdiction of incorporation or formation that name the Company or any Guarantor as debtor, together with copies of such financing statements, and not evidencing any Liens not permitted by the New Notes Indenture, (D) a written opinion addressed to the Exchanging Investors and dated as of the Closing Date of Latham & Watkins LLP, counsel for the Company and the Guarantors, in the form attached hereto as Exhibit E, and of Holland & Knight LLP, Florida counsel to the Company, in the form attached hereto as Exhibit F, in each case relating to this Agreement, the New Notes Indenture, the New Notes, the Guarantees and the Security Documents, (E) a customary secretary’s certificate in respect of the Company and each Guarantor, dated as of the Closing Date and (F) such other certificates and documents as the Investor may reasonably request; and (v) the Company shall have entered into the Registration Rights Agreement substantially simultaneous with the consummation of the transactions contemplated by this Agreement.

(c) General Closing Conditions. The obligation of the Company to deliver the Exchange Consideration, and of the Investor, on behalf of the Exchanging Investors, to deliver (or cause to be delivered) the Existing Notes, as applicable, are subject to the satisfaction at the Closing of the following conditions:

(i) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and precludes consummation of the transactions contemplated hereby and by the New Notes Indenture and the New Notes, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal this Agreement, the New Notes Indenture and the New Notes or the transactions contemplated hereby or thereby; and

(ii) there shall be no pending litigation, action, proceeding, or investigation that purports to affect the legality, validity or enforceability of this Agreement, the New Notes Indenture and the New Notes.

Section 7. Preemptive Rights with regard to certain equity securities.

(a) For so long as the Investor and all Exchanging Investors hold, collectively, at least $100,000,000 aggregate principal amount of New Notes, in connection with any offering or sale or issuance by the Company or any of its subsidiaries of Common Stock or other equity securities of the Company or securities convertible into or exchangeable or exercisable for Common Stock or other equity securities of the Company not otherwise described in Section 7(e) below, and in each case to any Person that is not the Company or a wholly-owned subsidiary of the Company (collectively, “New Securities”), the Exchanging Investor shall have the first right to purchase or otherwise acquire, at the same price and on the same terms as are offered to any such Person, up to that portion of New Securities which equals the proportion (such amount, the “Pro Rata Share”) that the Common Stock then held by the Exchanging Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Existing Notes and the New Notes) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Existing Notes and New Notes).

(b) If the Company or any of its subsidiaries proposes to offer or sell or issue any New Securities, it shall give the Exchanging Investor a written notice of its intention, which notice shall include a description of the New Securities, the number of such New Securities proposed to be so offered, sold or issued and the price and the other terms and conditions upon which the Company or such subsidiary, as the case may be, proposes to do the same. The Notifying Investor shall have seven (7) Business Days from the giving of such notice to agree to purchase all or a portion of its Pro Rata Share of all the New Securities proposed to be offered or sold or issued for the price and upon the terms and subject to the conditions specified in such notice (which notice shall, for the avoidance of doubt, comply with this Section 7) by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The Exchanging Investor shall be entitled to apportion the preemptive rights hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Exchanging Investor.

(c) If the Exchanging Investor fails to exercise in full its preemptive rights as set forth in this Section 7, the Company or such subsidiary, as the case may be, shall have 45 days, beginning after the expiration of the seven (7) Business Day period referred to in Section 7(b) to sell the New Securities in respect of which the Exchanging Investors’ rights of first offer were not exercised, at the same or a greater price, and upon such terms and subject to such conditions (other than price) that are no more favorable in any material respect to the purchasers thereof than those specified in the Company’s notice to the Exchanging Investor pursuant to this Section 7. If the Company or such subsidiary, as the case may be, has not sold such New Securities within such 45-day period, the right provided hereunder shall be deemed to be revived and the Company and its subsidiaries shall not thereafter issue or sell any such New Securities to any Person without first offering such securities to the Exchanging Investor in accordance with this Section 7. The election by the Exchanging Investor not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future preemptive rights hereunder.

(d) If any wholly-owned subsidiary of the Company conducts a widely marketed public offering of equity securities of such subsidiary for cash made pursuant to one or more registration statements of such subsidiary effective under the Securities Act, the Company and such subsidiary shall use commercially reasonable efforts to provide the Exchanging Investor with the right to purchase its Pro Rata Share of such equity securities in any such widely marketed public offering.

(e) The following offerings, issuances or sales, as the case may be, shall not be included in the definition of “New Securities:”

(i) widely marketed public offerings of equity securities of the Company for cash made pursuant to one or more registration statements of the Company effective under the Securities Act, provided, that the Company shall use commercially reasonable efforts to provide the Exchanging Investor with the right to purchase its Pro Rata Share of such equity securities in any such widely marketed public offering (other than any offering or sale made pursuant to “at-the-market” sales programs, including that certain Sales Agreement, dated as of August 4, 2022, between the Company and the agents identified therein);

(ii) issuances or sales of equity securities to employees, officers, managers, directors, consultants or other service providers of the Company or any of its subsidiaries pursuant to any employee benefit, incentive, compensation or similar plans or arrangements of, or any other compensation, employment, appointment or retention arrangement with, the Company or any of its subsidiaries, in each case, that is approved by the Board of Directors;

(iii) any equity securities issuable as consideration (and not, for the avoidance of doubt, as financing arrangements) for the acquisition by the Company or any of its Subsidiaries of another business entity or interest therein (including, without limitation, a joint venture or strategic alliance), whether by merger, stock purchase, purchase of substantially all the assets or other business combination or investment, including equity securities that are issued as payment of a bona fide transaction fee to third party brokers or other service providers who provided services in sourcing, advising and/or facilitating such acquisition;

(iv) any equity securities of the Company issued to all stockholders of the Company not for consideration as a pro rata dividend or distribution on the Common Stock for which there is an adjustment to the Conversion Rate of the New Notes in accordance with the New Notes Indenture;

(v) any equity securities issuable to third party lessors or other commercial counterparties, in each case, in connection with bona fide business transactions (provided, that (i) such business transaction does not involve the raising of capital and (ii) the Board of Directors of the Company has determined that such business transaction is on arms’ length terms);

(vi) issuances of equity securities as an “equity kicker” to a third-party lender in connection with any debt financing of the Company or its subsidiaries which the Board of Directors of the Company determines is on arms-length terms;

(vii) issuances or sales of Common Stock upon exercise, conversion or exchange of Existing Notes or New Notes; and

(viii) any equity securities issued to a third party in connection with a joint venture or strategic partnership that is approved by the Board of Directors of the Company.

Section 8. Limited Indemnification.

(a) Limited Indemnification. The Company agrees to indemnify the Investor, each Exchanging Investor, their respective Affiliates, and their respective equityholders, directors, officers, employees, agents, members, partners, managers, advisors (and any other Persons with a functionally equivalent role notwithstanding a lack of such title or any other title) (each, a “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against any losses, claims, damages, expenses or liabilities, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, claims, damages or liabilities of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel and all other reasonable and documented expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them) (collectively, “Losses”), as a result of, relating to, arising out of, or resulting from any Third-Party Claim. As used herein, “Third Party Claim” means any action, suit or proceeding asserted against an Indemnified Party by a third party (including, for these purposes, any creditors of the Company, or committee thereof, whether directly or derivatively, and, in the event of an insolvency proceeding, the Company in its capacity as debtor-in-possession, any debtor-in-possession successor to the Company, or any trustee of the Company in connection with an insolvency proceeding) that is not affiliated in any way with an Indemnified Party (other than, if applicable, the Company or any of its subsidiaries in any applicable capacity) alleging that this Agreement, the New Notes, the New Notes Indenture, the Guarantees, the Security Documents (and the liens provide for therein) and any transactions contemplated hereby or thereby (including the Exchange) are invalid, illegal, avoidable or unenforceable under any applicable law. The Indemnified Parties are intended third-party beneficiaries of this Section 8.

(b) Limitation on Indemnity. Notwithstanding the foregoing, the Company shall not be required to indemnify or hold harmless any Indemnified Party to the extent of any Losses that are finally determined by a court of competent jurisdiction to have resulted from, in whole or in part, the actions of such Indemnified Party (other than actions in accordance with or further to this Agreement, the New Notes, the New Notes Indenture, the Guarantees, the Security Documents and the transactions contemplated hereby and thereby). To the extent that the Company has provided indemnification pursuant to this Section 8 prior to any such determination by a court of competent jurisdiction, each Indemnified Party so determined to have suffered such non-indemnifiable Losses shall promptly refund to the Company, by wire transfer of immediately available funds, any amounts so advanced by the Company.

(c) Indemnification Procedures.

(i) Notice of Proceedings. If any claim, action, suit or proceeding (each, a “Proceeding”) is made or commenced against any Indemnified Party in respect of which indemnity is or may be sought from the Company (in such capacity, the “Indemnifying Party”) pursuant to Section 8(a), then such Indemnified Party will promptly notify such Indemnifying Party in writing of such Proceeding; provided, however, that the failure to so notify such Indemnifying Party will not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party or otherwise, except to the extent that such Indemnifying Party is materially prejudiced in its ability to defend such action by such failure.

(ii) Defense of Proceedings; Employment of Counsel. Subject to the next sentence, upon its receipt of the notice referred to in Section 8(c)(i) in respect of a Proceeding, the Indemnifying Party will have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of all fees and expenses. Such Indemnified Party will also have the right to participate in the defense of any such Proceeding, and to employ its own counsel in such Proceeding at such Indemnified Party’s expense; provided, however, that such Indemnifying Party will be responsible for, and pay as incurred, the reasonable and documented fees and expenses of such counsel if (1) such Indemnifying Party authorized, in writing, the employment of such counsel in connection with the defense of such Proceeding; (2) such Indemnifying Party fails, within thirty (30) days after its receipt of the notice referred to in Section 8(c)(i), to employ counsel to defend such Proceeding; or (3) such Indemnified Party reasonably concludes that there may be (x) defenses available to such Indemnified Party that are different from, in addition to, or in conflict with, those available to such Indemnifying Party or (y) a conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such claim (in which case of this clause (3), such Indemnifying Party will not have the right to direct the defense of such Proceeding on behalf of such Indemnified Party). Notwithstanding anything to the contrary in this Section 8(c)(ii), in no event will any Indemnifying Party be liable for the fees or expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the Indemnified Parties who are party to such Proceeding.

(iii) Settlements of Proceedings. An Indemnifying Party will not be liable pursuant to Section 8(a) or this Section 8(c) for any settlement of any Proceeding except as provided in the next sentence. If any Proceeding is settled, then the Indemnifying Party will indemnify and hold harmless each Indemnified Party that is subject to such settlement from and against any Losses incurred by such Indemnified Party by reason of such settlement, if:

(1) such Indemnifying Party effected, or otherwise provided its written consent to, such settlement (such consent not to be unreasonably withheld, conditioned or delayed); or

(2) (A) such Indemnified Party has requested such Indemnifying Party to reimburse such Indemnified Party for any fees and expenses of counsel as contemplated by Section 8(c)(ii); (B) such settlement is entered into more than sixty (60) days after such Indemnifying Party has received such request; (C) such Indemnifying Party has not fully reimbursed such Indemnified Party in accordance with such request before the date of such settlement; and (D) such Indemnified Party has given such Indemnifying Party at least thirty (30) days’ prior notice of its intention to settle.

The Indemnifying Party will not effect any settlement of or consent to entry of any judgment in any Proceeding without the prior written consent of the applicable Indemnified Parties, unless such settlement (1) includes an unconditional release of such Indemnified Parties from all liability on the claims that are the subject matter of such Proceeding; (2) does not include an admission of fault or culpability or a failure to act by or on behalf of such Indemnified Parties; (3) does not purport to bind the Indemnified Parties to perform or refrain from performing any act (excluding any provision providing for the payment of money by the Indemnified Parties, which, for the avoidance of doubt, will be subject to the indemnity provided in the second sentence of this Section 8(c)(iii)), and (4) is settled solely for cash for which such Indemnified Parties would be entitled to, and receive, indemnification hereunder, and in a manner that would not violate the Indenture.

Section 9. Tax Matters. The Investor shall, and shall cause the other Exchanging Investors to, on or prior to the Closing Date, (a) if such Person is a United States person for U.S. federal income tax purposes, provide the Company with a properly completed and executed IRS Form W-9 and (b) if such Person is not a United States person for U.S. federal income tax purposes, provide the Company with aa properly completed and executed IRS Form W-8 (with any required attachments). Each Investor (and each Exchanging Investor) hereby represents to exemption from any U.S. federal withholding on interest payments and to any U.S. backup and FATCA withholding and if such Investor or Exchanging Investor is claiming portfolio interest exemption, to satisfaction of the requirements under Section 871(h) or 881(c) (as applicable) of the Code.

Section 10. Miscellaneous.

(a) Waiver; Amendment. Neither this Agreement nor any provisions hereof may be amended, waived, modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

(b) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company or any Guarantor, on the one hand, or the Investor or any Exchanging Investor, on the other hand, without the prior written consent of the other party.

(c) Further Instruments and Acts. Each of the parties to this Agreement agrees to execute and deliver such further agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Agreement.

(d) Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE INVESTOR AND THE EXCHANGING INVESTORS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the state of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum or that the venue of such suit, action, or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

(h) Notices. All notices and other communications to the Company or any Guarantor provided for herein will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party may have hereafter specified by notice in writing to the other): (i) if to the Company or any Guarantor, fuboTV Inc., 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, Attention: Chief Legal Officer, with a copy to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020, Attention: Gregory P. Rodgers; and (ii) if to the Investor or any Exchanging Investor, the address provided on the signature page hereto of the Investor, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Joshua A. Feltman and Victor Goldfeld.

(i) Binding Effect. The provisions of this Agreement will be binding upon and accrue to the benefit of the parties hereto and the Exchanging Investors and their respective heirs, legal representatives, successors and permitted assigns.

(j) Notification of Changes. Each party covenants and agrees to notify the other party upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the first party (in the case of the Investor, made on behalf of itself and each Exchanging Investor), contained in this Agreement to be false or incorrect.

(k) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(l) Entire Agreement. This Agreement, including all Exhibits hereto, the Registration Rights Agreement and the New Notes Indenture constitute the entire agreement of the parties hereto with respect to the specific subject matter covered hereby, and supersede in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

(m) Reliance by PJT Partners and Truist; Third Party Beneficiary. PJT Partners and Truist, each acting as financial advisor to the Company, may rely on each representation and warranty of the Company and the Guarantors herein and of the Investor, made on behalf of itself and each Exchanging Investor, set forth in Section 5 (h), (i), (j), (k), (l), (m), (o), (p), (q), and (v), or pursuant to the terms hereof with the same force and effect as if such representation or warranty were made directly to PJT Partners and Truist, severally and not jointly. Each of PJT Partners and Truist will be a third-party beneficiary of this Agreement to the extent provided in this Section 10(m).

(n) Additional Documentation. Each of the parties shall, upon request, use commercially reasonable efforts to execute and deliver, for itself (and, in the case of the Investor, on behalf of any Exchanging Investor), any additional documents that the Company, the Existing Notes Trustee, the New Notes Trustee, the Collateral Agent or the Investor may reasonably request to complete the Exchange.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

Investor:

Mudrick Distressed Opportunity SIF Master Fund, L.P.
Legal Name

By:	/s/ John O’Callaghan
Name:	John O’Callaghan
Title:	General Counsel & Chief Compliance Officer

Aggregate Principal Amount of Existing Notes to be Exchanged by All Exchanging Investors (must be an integral multiple of $1,000):

$ 205,835,000

[Signature Page to Exchange Agreement]

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Financial Officer

EDISN INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Financial Officer

FUBOTV MEDIA INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Financial Officer

FUBO STUDIOS INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Financial Officer

SPORTS RIGHTS MANAGEMENT LLC

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Financial Officer

[Signature Page to Exchange Agreement]

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